BIG SKY ENERGY CORPORATION
Convertible Debenture Indicative Term Sheet
Issuer:
Big Sky Energy Corp. ("Big Sky" or the "Company").
Issue:

 US$17,500,000 principal amount of Convertible Senior Unsecured Debentures (the “Convertible Debentures”).  This is the anticipated amount required to provide turnkey drilling services for a 2 well drilling program to commence May 2005 (within 45-60 days of contract finalization) in Morskoe Block and a 10 well program thereafter (estimated in July/August2005) in the Atyrau block, western Kazakhstan.

Subscriber:
Sun Drilling LLP and/or its Assignee/Nominee (“Sun”)
Maturity:
April 19, 2008.
Interest:
LIBOR + 4.0% per annum payable within 365 days from the issuance of invoice.
Conversion Price:

At the daily average of high & low quotation of each common share, as quoted on the Exchange(s) on which the common shares of Big Sky trade, during the 30 days preceding, and inclusive of, the Conversion Date, less 20% (twenty percent); with the quotation average not exceeding USD 2.00 per common share

Conversion Date:
365 days from, and inclusive of, the date of issuance of the invoice for the turnkey services to be carried out for each well.
Conversion:

The Convertible Debentures may be converted at the option of Sun, in whole or in part, on the Conversion Date into common shares of Big Sky (the “Common Shares”) at a conversion rate of the appropriate number of Common Shares per US$1,000 principal amount of Convertible Debentures divided by the Conversion Price.  The Conversion Price shall be adjusted in accordance with standard anti-dilution clauses relating to adjustments for changes in the Company’s share capital (including stock splits, dividends, stock consolidations, stock dividends, options, and similar recapitalizations) and other distributions of Common Shares of the Company, including any such changes that occur between the stock quotation date selected for the purpose of conversion and the actual Conversion Date.  In addition to the applicable number of Shares, Sun shall be entitled to receive accrued and unpaid interest in respect thereof for the period up to the date of conversion from the date of the latest interest payment date.

Optional Redemption:

The Convertible Debentures will be redeemable at any time following the conversion date, and on or before the Maturity Date, in whole or from time to time in part at Sun’s option, on at least 30 days’ notice at a redemption price equal to the Conversion Price plus accrued and unpaid interest

Subordination:
The Convertible Debentures will rank subordinate to all senior secured indebtedness.
Change of Control:

In the event of any change of control of Big Sky, the Company will be required, within 15 business days after the occurrence of a change of control, to make an offer to purchase all of the unredeemed Convertible Debentures at a price equal to 120% of the principal amount of the Convertible Debentures plus accrued and unpaid interest. Acceptance of such offer will be at Sun’s option.

Covenants:
Standard for transactions of this nature.
Events of Default:
Standard for transactions of this nature.
Use of Proceeds:
i. Sun will perform turnkey drilling services to be specified under a Drilling Contract to drill a two well program for Morskoe Block and a ten well program for the Atyrau Block, western Kazakhstan.
ii. The issue amount of the Convertible Debenture will be equivalent to 80% (eighty percent) of the cost of these services provided, excluding VAT.

iii.

Sun will  perform turnkey drilling services to drill wells in addition to those stated in ‘i’ above with the payment terms of the cost of these services to be paid 20% within thirty days of invoice issuance and balance 80% within 365 days of invoice issuance with Interest, at the rate stated herein, payable annually.

iv. Big Sky will provide Sun with an upto-date project progress report along with its plans for the immediate future.
Listing:

The Common Shares of Big Sky currently trade on the Nasdaq OTC BB under the symbol BSKO.  An application will be made to list the common shares issuable on conversion of the Convertible Debentures on the Nasdaq OTC BB.  Should the Common Shares become listed on the AIM or TSX, an application will be made to list the common shares issuable upon conversion of the Convertible Debentures on these exchanges.

Closing:
On or about April 19 2005.
IN WITNESS WHEREOF the Agreement is executed as follows:
_____/s/ S.A. Sehsuvaroglu
Signed by : S.A Sehsuvaroglu President, Big Sky Energy Corporation
Date: April 19, 2005
____/s/ William I Duncan
Signed by: William I. Duncan Business Development Manager, Sun Drilling LLP
Date: April 19, 2005